

Support for a Choice-Wyndham Combination

OCTOBER 17, 2023

CNBC

Choice Hotels CEO Patrick Pacious joined Becky Quick on CNBC to discuss our value-creating proposal to acquire Wyndham Hotels & Resorts and the compelling benefits for both companies' stakeholders.


WYNDHAM HOTELS (WH)
78.15 +9.05 [+13.10%]
NEWS ALERT
PATRICK PACIOUS
CHOICE HOTELS PRES. & CEO
UK FTSE +0.40%
GERMAN DAX -0.38%
FRANCE CAC -0.21%

Click here to watch Choice Hotels CEO, Patrick Pacious on Squawk Box

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OCTOBER 19, 2023

YAHOO! FINANCE

Choice Hotels CEO Patrick Pacious spoke with Brian Sozzi on Yahoo Finance about the shareholder- and franchisee-friendly proposal to combine with Wyndham Hotels & Resorts.


yahoo! finance
CHOICE CEO: WYNDHAM BID A REAL OPPORTUNITY FOR SHAREHOLDERS
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Click here to watch Choice Hotels CEO, Patrick Pacious on Yahoo! Finance

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Analysts

OCTOBER 17, 2023

"Strategically, we continue to believe a merger makes long-term sense…"

"The ball is in Wyndham's court now; management needs to outline a stand-alone path to ~$90/share, in our opinion."

Michael J. Bellisario and Daniel Hogan
BAIRD

OCTOBER 18, 2023

"…[t]he math works and would be materially accretive to Choice at a premium above WH's current price."

Shaun C. Kelley, Dany Asad and Julie Hoover
BANK OF AMERICA

OCTOBER 17, 2023

Historically, major transactions (e.g. Marriott-Starwood, Accor-FRHI) have led to material SG&A savings as well as commission savings for owners from OTA renegotiations.

Jamie Rollo, Stephen W Grambling, Ed Young and James S Harden
MORGAN STANLEY

OCTOBER 17, 2023

"We think narrow-moat Choice's hostile bid for narrow-moat Wyndham would, if completed, make a combined entity more competitive than each of them is on a stand-alone basis as scale entices both third-party owners and travelers to join operator ecosystems in the hotel industry."

"From a regulatory standpoint, we think the deal is likely to clear. The combined company's 4% revenue share would still trail Hilton's 6% and Marriott's 9%. And while the merged entity would have the leading presence in budget hotels, it would just be on equal footing with Hilton and Marriott in midscale, and still in a nascent position in the upscale and luxury segments."

Dan Wasiolek
MORNINGSTAR

OCTOBER 17, 2023

"In an offer we find attractive to WH shareholders, CHH announced a proposal to acquire WH for $90/share (55% cash, 45% CHH stock)."

"While the size of the combined company could bring some regulatory scrutiny, we note the Marriott-Starwood deal faced few obstacles from US regulators under the Obama administration. Further, since then, the vacation rental industry has continued to grow and has increased what can be used to define the market size."

Ian Zaffino and Isaac Sellhausen
OPPENHEIMER

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Media

OCTOBER 17, 2023

"Choice is no stranger to mergers and acquisitions."

"A merger of the two companies would also position the combined company to compete against much larger lodging rivals Marriott and Hilton, which cater more to higher-end travelers."

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Lauren Thomas and Will Feuer
THE WALL STREET JOURNAL

OCTOBER 18, 2023

"Combining the two companies makes strategic sense: both focus on the mid-tier to discount hotel segments, where occupancy rates were less brutally hit by the pandemic than more upscale peers. Each also serves similar types of franchisees and can unite to cut costs and possibly lift revenue."

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Jonathan Guilford
BREAKINGVIEWS

OCTOBER 17, 2023

"A potential combination would marry Choice Hotels' brands such as Econo Lodge, Quality Inn and Clarion with Wyndham's Days Inn and Travelodge, offering inflation-hit customers a wide choice of affordable hotels."

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Priyamvada C and Shivansh Tiwary
REUTERS

OCTOBER 17, 2023

"Choice and Wyndham joining forces makes sense in a world where companies like Hilton, Marriott, Hyatt and IHG Hotels & Resorts are all signaling in various ways a need to compete in more affordably priced territory."

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Cameron Sperance
THE POINTS GUY

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